Exhibit 99.1
EPR PROPERTIES REPORTS SECOND QUARTER RESULTS

Kansas City, MO, July 25, 2013 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2013.

Three Months Ended June 30, 2013

•	Total revenue was $83.6 million for the second quarter of 2013, representing a 7% increase from $78.0 million for the same quarter in 2012.

•
Net income available to common shareholders was $26.5 million, or $0.56 per diluted common share, for the second quarter of 2013 compared to $30.8 million, or $0.65 per diluted common share, for the same quarter in 2012.

•
Funds From Operations (FFO) for the second quarter of 2013 was $40.2 million, or $0.85 per diluted common share, compared to $43.1 million, or $0.92 per diluted common share, for the same quarter in 2012. The second quarter of 2013 includes $5.9 million of costs associated with loan refinancing.

•
FFO as adjusted for the second quarter of 2013 was $46.4 million, or $0.98 per diluted common share, compared to $43.2 million, or $0.92 per diluted common share, for the same quarter in 2012, an increase of 7% per share.

Six Months Ended June 30, 2013

•	Total revenue was $166.9 million for the six months ended June 30, 2013, representing an 8% increase from $154.8 million for the same period in 2012.

•
Net income available to common shareholders was $61.8 million, or $1.31 per diluted common share, for the six months ended June 30, 2013, compared to $46.2 million, or $0.98 per diluted common share, for the same period in 2012.

•	FFO for the six months ended June 30, 2013 was $88.5 million, or $1.88 per diluted common share, compared to $83.4 million, or $1.77 per diluted common share, for the same period in 2012.

•
FFO as adjusted for the six months ended June 30, 2013 was $90.4 million, or $1.92 per diluted common share, compared to $83.6 million, or $1.78 per diluted common share, for the same period in 2012, an increase of 8% per share.

David Brain, President and CEO, commented, "Our strong second quarter results reflect continuing momentum for EPR Properties as we continue to increase revenues on a growing base of high quality assets. This quarter, we expanded our portfolio in all three of our primary segments while strengthening our balance sheet and lowering our cost of capital as a result of recent financing activities. Given the extensive groundwork for growth laid in the first half of the year, I am pleased to report that we are increasing our earnings guidance for the remainder of the year."

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$40,184	$0.85	$43,138	$0.92
Costs associated with loan refinancing or payoff	5,943	0.13	—	—
Transaction costs	224	—	31	—
FFO as adjusted	$46,351	$0.98	$43,169	$0.92

Dividends declared per common share		$0.79		$0.75
FFO as adjusted payout ratio		81%		82%

	Six Months Ended June 30,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$88,499	$1.88	$83,409	$1.77
Costs associated with loan refinancing or payoff	5,943	0.13	—	—
Transaction costs	542	0.01	189	0.01
Gain on early extinguishment of debt	(4,539)	(0.10)	—	—
FFO as adjusted	$90,445	$1.92	$83,598	$1.78

Dividends declared per common share		$1.58		$1.50
FFO as adjusted payout ratio		82%		84%

Portfolio Update

As of June 30, 2013, the Company's portfolio of owned entertainment properties consisted of 10.7 million square feet and was 99% leased, including 114 megaplex theatres that were 100% leased. The Company's portfolio of owned education properties consisted of 2.5 million square feet, including 41 public charter schools, and was 100% leased. The Company's portfolio of owned recreation properties was 100% leased. The Company's overall owned portfolio consisted of 13.9 million square feet and was 98% leased. Additionally, the Company had $77.5 million in property under development and $199.0 million in land held for development.

As of June 30, 2013, the Company's real estate mortgage loan portfolio had a carrying value of $482.3 million and included financing provided for three entertainment properties, seven education properties and 15 recreation properties.

Investment Update

The Company's investment spending in the second quarter of 2013 totaled approximately $84.0 million (bringing the year-to-date investment spending to $122.7 million), and included investments in each of its four operating segments.

Entertainment investment spending in the second quarter of 2013 totaled $20.0 million, and related primarily to investments in build-to-suit construction of six megaplex theatres and one family entertainment center that are subject to long-term triple net leases or long-term mortgage agreements.

Education investment spending in the second quarter of 2013 totaled $45.4 million, and related to investments in build-to-suit construction of 13 public charter schools and one early childhood education center as well as the acquisition of an early childhood education center located in Peoria, Arizona and a public charter school located in Columbia, South Carolina, all of which are subject to long-term triple net leases or long-term mortgage agreements.

Recreation investment spending in the second quarter of 2013 totaled $17.4 million, and related to fundings under the Company's mortgage notes for improvements at existing ski and waterpark properties. In addition, the Company's recreation investment spending related to build-to-suit construction of three TopGolf golf entertainment facilities as well as funding improvements at the Company's ski property located in Maryland.

Other investment spending in the second quarter of 2013 totaled $1.2 million and related to the land held for development in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 43% at June 30, 2013. The Company had $20.0 million of unrestricted cash on hand and $24.0 million of debt outstanding under its unsecured revolving credit facility at June 30, 2013.

On June 18, 2013, the Company issued $275.0 million in senior unsecured notes due on July 15, 2023. The notes bear interest at a rate of 5.25% and are guaranteed by certain of the Company's subsidiaries. The Company used the proceeds from the note offering to (a) repay $89.5 million CAD ($87.9 million US) of outstanding fixed rate mortgage debt secured by four entertainment retail centers located in Ontario, Canada, (b) repay $56.4 million of outstanding fixed rate mortgage debt secured by the Company's entertainment retail center located in New Rochelle, New York and (c) partially pay down its unsecured revolving credit facility. In connection with the repayment in full of the mortgage notes, $239 thousand of net deferred financing costs were written off and $5.7 million of additional costs associated with loan payoff were incurred.

Subsequent to June 30, 2013, the Company amended and restated both its $400.0 million unsecured revolving credit facility as well as its $255.0 million unsecured term loan facility.
The amendments to the unsecured revolving credit facility included (a) increasing the initial amount by $40.0 million from $400.0 million to $440.0 million and increasing the accordion from $100.0 million to $160.0 million, (b) extending the maturity date from October 13, 2015, to July 23, 2017 (with the Company having the same right as before to extend the loan for one additional year) and (c) lowering the interest rate and facility fee pricing.
The amendments to the unsecured term loan facility included (a) increasing the initial amount by $10.0 million from $255.0 million to $265.0 million and increasing the accordion so that the maximum amount available under the facility goes from $350.0 million to $400.0 million, (b) extending the maturity date from January 5, 2017, to July 23, 2018, and (c) lowering the interest rate in all but the lowest rating agencies' ratings categories.
Dividend Information

The Company declared regular monthly cash dividends during the second quarter totaling $0.79 per common share. The Company also declared and paid second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance Update

The Company is increasing its range for FFO as adjusted per share to $3.83 to $3.93 from $3.79 to $3.94 and is maintaining its previously announced 2013 guidance for investment spending of $300.0 million to $350.0 million.

In addition to the $122.7 million in investment spending through the second quarter, 2013 investment spending guidance includes approximately $125.0 million of additional expected investment spending over the balance of the year related to projects already in process and approximately $70.0 million of additional investment spending related to projects that have been approved but had not yet closed at June 30, 2013. Beyond these expected investments, the Company continues to maintain a significant investment pipeline.

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2013 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Rental revenue	$60,765	$58,305	$121,552	$115,563
Tenant reimbursements	4,452	4,365	9,196	9,186
Other income	104	107	128	133
Mortgage and other financing income	18,236	15,212	36,031	29,885
Total revenue	83,557	77,989	166,907	154,767
Property operating expense	5,990	5,687	12,995	12,061
Other expense	243	339	437	689
General and administrative expense	6,051	5,821	12,703	12,288
Costs associated with loan refinancing or payoff	5,943	—	5,943	—
Gain on early extinguishment of debt	—	—	(4,539)	—
Interest expense, net	20,000	18,459	39,989	36,600
Transaction costs	224	31	542	189
Impairment charges	—	—	—	3,998
Depreciation and amortization	13,776	12,069	27,214	23,808
Income before equity in income from joint ventures and discontinued operations	31,330	35,583	71,623	65,134
Equity in income from joint ventures	466	278	817	324
Income from continuing operations	$31,796	$35,861	$72,440	$65,458
Discontinued operations:
Income from discontinued operations	680	519	677	875
Impairment charges	—	—	—	(8,845)
Gain on sale or acquisition of real estate	—	438	565	720
Net income	32,476	36,818	73,682	58,208
Net income attributable to noncontrolling interests	—	(19)	—	(37)
Net income attributable to EPR Properties	32,476	36,799	73,682	58,171
Preferred dividend requirements	(5,952)	(6,002)	(11,904)	(12,003)
Net income available to common shareholders of EPR Properties	$26,524	$30,797	$61,778	$46,168
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.55	$0.64	$1.29	$1.14
Income (loss) from discontinued operations	0.01	0.02	0.03	(0.15)
Net income available to common shareholders	$0.56	$0.66	$1.32	$0.99
Diluted earnings per share data:
Income from continuing operations	$0.55	$0.63	$1.28	$1.13
Income (loss) from discontinued operations	0.01	0.02	0.03	(0.15)
Net income available to common shareholders	$0.56	$0.65	$1.31	$0.98
Shares used for computation (in thousands):
Basic	47,081	46,826	46,969	46,751
Diluted	47,294	47,068	47,172	47,006

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
FFO:
Net income available to common shareholders of EPR Properties	$26,524	$30,797	$61,778	$46,168
Gain on sale or acquisition of property	—	(438)	(565)	(720)
Real estate depreciation and amortization	13,498	12,635	26,967	24,832
Allocated share of joint venture depreciation	162	144	319	286
Impairment charges	—	—	—	12,843
FFO available to common shareholders of EPR Properties	$40,184	$43,138	$88,499	$83,409

FFO per common share attributable to EPR Properties:
Basic	$0.85	$0.92	$1.88	$1.78
Diluted	0.85	0.92	1.88	1.77
Shares used for computation (in thousands):
Basic	47,081	46,826	46,969	46,751
Diluted	47,294	47,068	47,172	47,006
Other financial information:
Straight-lined rental revenue	$707	$493	$1,921	$881
Dividends per common share	$0.79	$0.75	$1.58	$1.50

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on early extinguishment of debt. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and six months ended June 30, 2013 and 2012 because the effect is not-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2013	December 31, 2012
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $394,872 and $375,684 at June 30, 2013 and December 31, 2012, respectively	$1,860,670	$1,885,093
Rental properties held for sale, net	2,788	2,788
Land held for development	199,001	196,177
Property under development	77,492	29,376
Mortgage notes and related accrued interest receivable	482,262	455,752
Investment in a direct financing lease, net	239,803	234,089
Investment in joint ventures	12,962	11,971
Cash and cash equivalents	20,030	10,664
Restricted cash	17,030	23,991
Deferred financing costs, net	21,187	19,679
Accounts receivable, net	39,354	38,738
Other assets	43,706	38,412
Total assets	$3,016,285	$2,946,730
Liabilities and Equity
Accounts payable and accrued liabilities	$51,722	$65,481
Dividends payable	18,370	41,186
Unearned rents and interest	16,821	11,333
Long-term debt	1,474,735	1,368,832
Total liabilities	1,561,648	1,486,832
EPR Properties shareholders’ equity	1,454,260	1,459,521
Noncontrolling interests	377	377
Total equity	1,454,637	1,459,898
Total liabilities and equity	$3,016,285	$2,946,730

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended

(the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.